EXHIBIT 99.1
                                                                    ------------




                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            PAGE
Audited Consolidated Financial Statements

Independent Auditors' Report.................................................  2
Consolidated Balance Sheets as of December 28, 2003 and January 2, 2005......  3
Consolidated Income Statements for the years ended December 29, 2002,
    December 28, 2003 and January 2, 2005....................................  4
Consolidated Statements of Stockholder's Deficit for the years ended
    December 29, 2002, December 28, 2003 and January 2, 2005.................  5
Consolidated Statements of Cash Flows for the years ended December 29,
    2002, December 28, 2003 and January 2, 2005..............................  6
Notes to Consolidated Financial Statements ..................................  8
    (1) Summary of Significant Accounting Policies...........................  8
    (2) Significant Risks and Uncertainties.................................. 10
    (3) Business Acquisition................................................. 11
    (4) Balance Sheet Detail................................................. 13
    (5) Goodwill and Other Intangible Assets................................. 16
    (6) Long-Term Debt....................................................... 17
    (7) Fair Value of Financial Instruments.................................. 19
    (8) Income Taxes......................................................... 20
    (9) Impairment........................................................... 21
    (10)Interest and Other Income, Net....................................... 22
    (11)Retirement and Other Benefit Plans................................... 22
    (12)Lease Commitments.................................................... 23
    (13)Supply Agreement..................................................... 24
    (14)Guarantees........................................................... 24
    (15)Transactions with Related Parties.................................... 25
    (16)Legal Matters........................................................ 26
    (17)Subsequent Event..................................................... 26

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholder of Arby's Restaurant Group, Inc.:

      We have audited the accompanying consolidated balance sheets of Arby's Restaurant Group, Inc. and subsidiaries (the "Company") as of January 2, 2005 and December 28, 2003, and the related consolidated income statements, statements of stockholder's deficit and statements of cash flows for each of the three fiscal years in the period ended January 2, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of January 2, 2005 and December 28, 2003, and the results of its operations and its cash flows for each of the three years in the period ended January 2, 2005, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Certified Public Accountants

Fort Lauderdale, Florida
May 20, 2005, except for Note 17, as to
which the date is May 31, 2005

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                DECEMBER 28,   JANUARY 2,
                                                                                    2003         2005
                                                                                    ----         ----
ASSETS

Current assets:
   Cash (including cash equivalents of $17,125 and $15,548) (Note 6)...........   $  21,272    $  19,418
   Receivables (Note 4) .......................................................      10,508       13,719
   Inventories (Note 4) .......................................................       2,416        2,222
   Deferred income tax benefit (Note 8) .......................................       4,287        3,698
   Prepaid expenses ...........................................................       3,427        4,109
                                                                                  ---------    ---------
       Total current assets ...................................................      41,910       43,166

Restricted cash equivalents (Note 6) ..........................................      30,528       30,547
Properties (Notes 4 and 9) ....................................................      56,836       58,739
Goodwill (Notes 3, 5 and 9) ...................................................      64,153       64,153
Other intangible assets (Notes 5 and 9) .......................................       8,006        6,426
Deferred income tax benefit (Note 8) ..........................................      23,777       27,033
Due from an affiliate (Note 8) ................................................          --        2,944
Deferred costs and other assets (Note 4) ......................................       7,730        7,069
                                                                                  ---------    ---------
                                                                                  $ 232,940    $ 240,077
                                                                                  =========    =========

                  LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
   Current portion of long-term debt (Note 6)..................................   $  30,377    $  31,764
   Accounts payable (Note 4) ..................................................      12,991       10,530
   Accrued expenses (Note 4) ..................................................      22,987       25,359
                                                                                  ---------    ---------
       Total current liabilities ..............................................      66,355       67,653

Long-term debt (Note 6) .......................................................     287,020      255,669
Notes payable to an affiliate (Note 15) .......................................      13,836       27,636
Other liabilities and deferred income (Notes 4, 8, 11, 12 and 14) .............      22,893       23,298
Commitments and contingencies (Notes 2, 6, 8, 11, 12, 13, 14, 15 and 16)
Stockholder's deficit:
   Common stock, $1.00 par value; 1,000 shares authorized, issued
      and outstanding .........................................................           1            1
   Additional paid-in capital .................................................      36,559       42,597
   Accumulated deficit ........................................................    (193,494)    (176,514)
   Accumulated other comprehensive deficit ....................................        (230)        (263)
                                                                                  ---------    ---------
     Total stockholder's deficit ..............................................    (157,164)    (134,179)
                                                                                  ---------    ---------
                                                                                  $ 232,940    $ 240,077
                                                                                  =========    =========

          See accompanying notes to consolidated financial statements.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                                 (IN THOUSANDS)

                                                                                              YEAR ENDED
                                                                                ---------------------------------------
                                                                                DECEMBER 29,  DECEMBER 28,   JANUARY 2,
                                                                                    2002          2003         2005
                                                                                    ----          ----         ----
Revenues:
   Net sales ..................................................................   $      --    $ 201,484    $ 205,590
   Royalties and franchise and related fees (A) ...............................      97,782       92,136      100,928
                                                                                  ---------    ---------    ---------
                                                                                     97,782      293,620      306,518
                                                                                  ---------    ---------    ---------
Costs and expenses:
   Cost of sales, excluding depreciation and amortization (Notes 12, 13 and 15)          --      151,612      162,597
   Advertising and selling ....................................................       2,948       16,115       16,587
   General and administrative, excluding depreciation and
     amortization (Notes 11, 12 and 15) .......................................      34,213       50,746       55,239
   Depreciation and amortization, excluding amortization of deferred
     financing costs (Note 9) .................................................       1,043        8,486       12,912
   Goodwill impairment (Note 9) ...............................................          --       22,000           --
                                                                                  ---------    ---------    ---------
                                                                                     38,204      248,959      247,335
                                                                                  ---------    ---------    ---------
        Operating profit ......................................................      59,578       44,661       59,183
Interest expense (Note 6) .....................................................     (21,806)     (29,227)     (27,272)
Insurance expense related to long-term debt (Note 6) ..........................      (4,516)      (4,177)      (3,874)
Interest and other income, net (Note 10) ......................................         986          436          281
                                                                                  ---------    ---------    ---------
        Income before income taxes ............................................      34,242       11,693       28,318
Provision for income taxes (Note 8) ...........................................     (13,405)      (7,143)     (11,338)
                                                                                  ---------    ---------    ---------
        Net income.............................................................   $  20,837    $   4,550    $  16,980
                                                                                  =========    =========    =========

(A) Includes royalties and franchise and related fees from Sybra, Inc. of $7,433 for the year ended December 29, 2002, whereas the royalties and franchise and related fees from Sybra, Inc. of $7,051 and $7,204 for the years ended December 28, 2003 and January 2, 2005, respectively, were eliminated in consolidation (see Note 3).


          See accompanying notes to consolidated financial statements.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT
                                 (IN THOUSANDS)

                                                                                       ACCUMULATED OTHER
                                                                                         COMPREHENSIVE
                                                                                            DEFICIT
                                                                                   -------------------------
                                                    ADDITIONAL                      CURRENCY    UNRECOGNIZED
                                         COMMON       PAID-IN       ACCUMULATED    TRANSLATION    PENSION
                                          STOCK       CAPITAL         DEFICIT       ADJUSTMENT      LOSS         TOTAL
                                          -----       -------         -------       ----------  ------------     -----
Balance at December 31, 2001...........  $    1     $   12,058   $   (218,881)      $     (27)  $     (116)  $ (206,965)
   Comprehensive income:
     Net income........................      --             --         20,837              --           --       20,837
     Unrecognized pension loss (Note 11)     --             --             --              --         (177)        (177)
     Net change in currency
       translation adjustment..........      --             --             --              (1)          --           (1)
                                                                                                             ----------
     Comprehensive income..............                                                                          20,659
                                                                                                             ----------
   Cash capital contributions (Note 15)      --         17,463             --              --           --       17,463
   Pushdown to the Company of Triarc
     Restaurant Holdings, LLC's
     acquisition basis in Sybra, Inc.,
     including cash acquired of
     $9,425 (Note 3) ..................      --          9,750             --              --           --        9,750
   Cash dividends (Note 15) ...........      --         (1,110)            --              --           --       (1,110)
   Dividend of receivables (Note 15)         --            (12)            --              --           --          (12)
                                         ------     ----------   ------------       ---------   ----------   ----------
Balance at December 29, 2002...........       1         38,149       (198,044)            (28)        (293)    (160,215)
   Comprehensive income:
     Net income........................      --             --          4,550              --           --        4,550
     Recovery of unrecognized
       pension loss (Note 11) .........      --             --             --              --           53           53
     Net change in currency
       translation adjustment..........      --             --             --              38           --           38
                                                                                                             ----------
     Comprehensive income..............                                                                           4,641
                                                                                                             ----------
   Cash capital contributions (Note 15)      --          6,500             --              --           --        6,500
   Modification of stock option
     terms (Note 11) ..................      --            173             --              --           --          173
   Cash dividends (Note 15) ...........      --         (8,463)            --              --           --       (8,463)
   Adjustment of pushdown to the
     Company of Triarc Restaurant
     Holdings, LLC's acquisition
     basis in Sybra, Inc. (Note 3) ....      --            200             --              --           --          200
                                         ------     ----------   ------------       ---------   ----------   ----------
Balance at December 28, 2003...........       1         36,559       (193,494)             10         (240)    (157,164)
   Comprehensive income:
     Net income........................      --             --         16,980              --           --       16,980
     Unrecognized pension loss (Note 11)     --             --             --              --          (42)         (42)
     Net change in currency
       translation adjustment..........      --             --             --               9           --            9
                                                                                                             ----------
     Comprehensive income..............                                                                          16,947
                                                                                                             ----------
   Cash capital contributions (Note 15)      --         15,450             --              --           --       15,450
   Modification of stock option
     terms (Note 11) ..................      --             86             --              --           --           86
   Cash dividends (Note 15) ...........      --         (9,498)            --              --           --       (9,498)
                                         ------     ----------   ------------       ---------   ----------   ----------
Balance at January 2, 2005.............  $    1     $   42,597   $   (176,514)      $      19   $     (282)  $ (134,179)
                                         ======     ==========   ============       =========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          YEAR ENDED
                                                                            -------------------------------------
                                                                            DECEMBER 29,  DECEMBER 28, JANUARY 2,
                                                                                2002          2003       2005
                                                                                ----          ----       ----
Cash flows from operating activities:
   Net income ..............................................................   $ 20,837    $  4,550    $ 16,980
   Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization of properties .........................        443       7,629      10,160
       Amortization and impairment of other intangible assets ..............        600         857       2,752
       Amortization of deferred financing costs and original issue discount       1,882       1,740       1,588
       Goodwill impairment .................................................         --      22,000          --
       Leasehold incentives received from a landlord .......................         --          --       1,590
       Income tax benefit receivable from an affiliate .....................         --          --      (2,944)
       Deferred income tax provision (benefit) .............................         18      (6,454)     (2,641)
       Unfavorable lease liability recognized ..............................         --      (1,351)     (1,382)
       Deferred vendor incentive recognized ................................         --      (2,025)       (438)
       Recovery of doubtful accounts .......................................       (127)       (494)       (363)
       Interest income on restricted cash equivalents ......................       (346)       (137)       (136)
       Payment of deferred franchise costs .................................       (849)         --          --
       Other, net ..........................................................     (1,224)        880         520
       Changes in operating assets and liabilities:
           (Increase) decrease in receivables ..............................      2,094         193      (3,236)
           (Increase) decrease in inventories ..............................         69        (142)        194
           (Increase) decrease in prepaid expenses .........................      1,553       1,060        (682)
           Decrease in accounts payable and accrued expenses ...............     (2,974)    (10,690)        (89)
                                                                               --------    --------    --------
                Net cash provided by operating activities ..................     21,976      17,616      21,873
                                                                               --------    --------    --------
Cash flows from investing activities:
   Capital expenditures ....................................................        (41)     (4,588)    (12,463)
   Computer software expenditures ..........................................         --        (700)     (1,173)
   Cash acquired in business acquisition "pushed down" to the Company ......      9,425          --          --
   Proceeds from sales of properties .......................................        251           2           8
                                                                               --------    --------    --------
                Net cash provided by (used in) investing activities ........      9,635      (5,286)    (13,628)
                                                                               --------    --------    --------
Cash flows from financing activities:
   Repayments of long-term debt ............................................    (19,392)    (38,121)    (29,968)
   Repayments of debt and accrued interest related to business acquisition .     (6,343)         --          --
   Cash dividends ..........................................................     (1,110)     (8,463)     (9,498)
   Borrowings from an affiliate ............................................         --      13,836      13,800
   Cash capital contributions ..............................................     17,463       6,500      15,450
   Transfers from restricted cash equivalents collateralizing long-term debt        376         146         117
                                                                               --------    --------    --------
                Net cash used in financing activities ......................     (9,006)    (26,102)    (10,099)
                                                                               --------    --------    --------
Net increase (decrease) in cash and cash equivalents .......................     22,605     (13,772)     (1,854)
Cash and cash equivalents at beginning of year .............................     12,439      35,044      21,272
                                                                               --------    --------    --------
Cash and cash equivalents at end of year ...................................   $ 35,044    $ 21,272    $ 19,418
                                                                               ========    ========    ========

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest ..............................................................   $ 20,016    $ 27,653    $ 25,280
                                                                               ========    ========    ========
     Income taxes, net of refunds, to non-affiliates .......................   $  1,014    $  2,484    $  1,861
                                                                               ========    ========    ========

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


      Due to their non-cash nature, the following transactions are not reflected in the respective consolidated statements of cash flows (amounts in whole dollars):

      During 2002 the Company recorded a non-cash dividend to Triarc Restaurant Holdings, LLC of $12,000 representing the extinguishment of certain receivables.


      On December 27, 2002, Triarc Restaurant Holdings, LLC ("TRH") completed the acquisition of all of the voting equity interests of Sybra, Inc. ("Sybra"). In connection therewith, the purchase price paid for Sybra by TRH was allocated to the assets and liabilities of Sybra and "pushed down" to the Company, resulting in non-cash increases of $325,000 and $200,000 in the Company's net assets which are included in "Pushdown" and "Adjustment of pushdown" to the Company of TRH's acquisition basis in Sybra in the accompanying consolidated statements of stockholder's deficit for the years ended December 29, 2002 and December 28, 2003, respectively. See Note 3 for further disclosure of this transaction.







          See accompanying notes to consolidated financial statements.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

      Arby's Restaurant Group, Inc. ("ARG") is a wholly-owned subsidiary of Triarc Restaurant Holdings, LLC ("TRH") which, in turn, is a wholly-owned subsidiary of Triarc Acquisition, LLC ("Triarc Acquisition") and an indirect wholly-owned subsidiary of Triarc Companies, Inc. ("Triarc"). ARG was incorporated May 13, 2004 and, effective May 20, 2004 and May 21, 2004, respectively, acquired by way of capital contribution all of the equity interests previously owned by TRH of (1) Arby's, LLC ("Arby's" which, on May 20, 2004, was converted from a corporation under the name of Arby's, Inc. to a limited liability company), which in turn, indirectly owns 100% of Arby's Franchise Trust ("Arby's Trust"), and (2) Sybra, Inc. ("Sybra") which was acquired by TRH on December 27, 2002. Until December 27, 2002, Arby's was a direct wholly-owned subsidiary of Triarc Acquisition which then contributed its investment in Arby's to TRH. See Note 3 for a discussion of the 2002 acquisition of Sybra.

      The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of ARG as if it had been incorporated as of December 31, 2001. The consolidated financial position, results of operations and cash flows of each of ARG, Arby's, Sybra and their subsidiaries have been included from their respective incorporation or acquisition dates by TRH since such entities were under the common control of Triarc during such periods and are reflected at their respective historical costs. The aforementioned capital contributions of subsidiaries by Triarc Acquisition to TRH and by TRH to ARG have been recognized using carryover basis accounting since all such entities were under common control. The entity representative of ARG and its subsidiaries or any one or more of such entities or their subsidiaries, is referred to herein as the "Company".

      All significant intercompany balances and transactions have been eliminated in consolidation.

FISCAL YEAR

      The Company reports on a fiscal year consisting of 52 or 53 weeks ending on the Sunday closest to December 31 and each of its 2002 and 2003 fiscal years contained 52 weeks and its 2004 fiscal year contained 53 weeks. Such periods are referred to herein as (1) "the year ended December 29, 2002" or "2002," which commenced on December 31, 2001 and ended on December 29, 2002, (2) "the year ended December 28, 2003" or "2003," which commenced on December 30, 2002 and ended on December 28, 2003 and (3) "the year ended January 2, 2005" or "2004," which commenced on December 29, 2003 and ended on January 2, 2005. December 28, 2003 and January 2, 2005 are referred to herein as "Year-End 2003" and "Year-End 2004," respectively. All references to years and year-ends herein relate to fiscal years rather than calendar years.

CASH EQUIVALENTS

      All highly liquid investments with a maturity of three months or less when acquired are considered cash equivalents. The Company's cash equivalents principally consist of cash in bank and mutual fund money market accounts and interest-bearing bank accounts with a stable value.

INVENTORIES

      The Company's inventories are stated at the lower of cost or market with cost determined in accordance with the first-in, first-out method.

PROPERTIES AND DEPRECIATION AND AMORTIZATION

      Properties are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of properties is computed principally on the straight-line basis using the estimated useful lives of the related major classes of properties: 3 to 10 years for office, restaurant and transportation equipment and 25 years for buildings. Leased assets capitalized and leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the respective leases, including periods covered by renewal options that the Company is reasonably assured of exercising.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


AMORTIZATION OF INTANGIBLES AND DEFERRED COSTS

      Goodwill, representing the costs in excess of net assets of acquired companies, is not amortized.

      Other intangible assets are amortized on the straight-line basis using the estimated useful lives of the related classes of intangibles: 15 years for trademarks and distribution rights; 3 years for computer software costs; and the lives of the respective leases, including periods covered by renewal options that the Company is reasonably assured of exercising, for favorable leases.

      Deferred financing costs and original issue debt discount are being amortized as interest expense over the lives of the respective debt using the interest rate method.

      See Note 5 for further information with respect to the Company's intangible assets.

IMPAIRMENTS

GOODWILL

      The Company reviews its goodwill for impairment at least annually. The amount of impairment, if any, in goodwill is measured by the excess, if any, of the net carrying amount of the goodwill over its implied fair value.

LONG-LIVED ASSETS

      The Company reviews its long-lived assets, which excludes goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates an asset may not be recoverable, an impairment loss is recognized for the excess of the carrying amount over the fair value of an asset to be held and used or over the fair value less cost to sell of an asset to be disposed.

      See Note 9 for further disclosure related to the Company's impairment charges.

COSTS OF BUSINESS ACQUISITIONS

      The Company defers any costs incurred relating to the pursuit of business acquisitions while the potential acquisition process is ongoing. Whenever the acquisition is successful, such costs are included as a component of the purchase price of the acquired entity. Whenever the Company decides it will no longer pursue a potential acquisition, any related deferred costs are written off at that time.

FOREIGN CURRENCY TRANSLATION

      Financial statements of a Canadian subsidiary are prepared in Canadian dollars and translated into United States dollars at the current exchange rate for assets and liabilities and at an average rate for the year for revenues, costs and expenses. Net gains or losses resulting from the translation of Canadian financial statements are charged or credited directly to the "Currency translation adjustment" component of "Accumulated other comprehensive deficit" in the accompanying consolidated statements of stockholder's deficit.

INCOME TAXES

      The Company is included in the consolidated Federal and certain state income tax returns of Triarc, but provides for Federal and state income taxes on the same basis as if the Company and its subsidiaries each filed separate returns. Deferred income taxes are provided to recognize the tax effect of temporary differences between the bases of assets and liabilities for tax and financial statement purposes.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


REVENUE RECOGNITION

      Net sales of Company-owned restaurants are recognized upon delivery of food to the customer. Royalties from franchised restaurants are based on a percentage of net sales of the franchised restaurant and are recognized as earned. Initial franchise fees are recorded as deferred income when received and are recognized as revenue when a franchised restaurant is opened since all material services and conditions related to the franchise fee have been substantially performed by the Company upon the restaurant opening. Franchise fees for multiple area development agreements represent the aggregate of the franchise fees for the number of restaurants in the area being developed and are recorded as deferred income when received and are recognized as revenue when each restaurant is opened in the same manner as franchise fees for individual restaurants. Renewal franchise fees are recognized as revenue when the license agreements are signed and the fee is paid since there are no material services and conditions related to the renewal franchise fee. Franchise commitment fee deposits are forfeited and recognized as revenue upon the termination of the related commitments to open new franchised restaurants. Franchise fee credits under a discontinued restaurant remodel incentive program were recognized as a reduction of franchise fee revenue when a franchisee earned the available credits by opening new restaurants within the time frame allowed under the remodel program since the Company had not incurred any obligation until the new restaurant was opened and the use of the credit did not result in any loss to the Company. As of January 2, 2005, there are no franchise fee credits remaining.

ADVERTISING COSTS

      The Company incurs various advertising costs, including contributions to certain advertising cooperatives based upon a percentage of net sales of Company-owned restaurants. The Company accounts for contributions made related to the Company-owned restaurants to advertising cooperatives as expense when the related net sales are recognized. In addition, the Company makes contributions to one of the advertising cooperatives, which are not dependent on net sales, specifically as part of a national cable television advertising campaign which are expensed the first time the related advertising takes place. All other advertising costs are expensed as incurred. Substantially all of the "Advertising and selling" expenses in the accompanying consolidated income statements for 2002, 2003 and 2004 represent advertising costs.

RENTAL EXPENSE

      Rental expense is recognized on a straight-line basis over the term of the respective operating lease, including periods covered by renewal options that the Company believes it is reasonably assured of exercising because the failure to renew the lease would result in an economic detriment to the Company.


(2)   SIGNIFICANT RISKS AND UNCERTAINTIES

NATURE OF OPERATIONS

      The Company operates solely in the restaurant business through franchised and, effective with the acquisition of Sybra on December 27, 2002 (see Note 3), Company-owned Arby's(R) quick service restaurants specializing in slow-roasteD roast beef sandwiches. Arby's restaurants also offer an extensive menu of chicken, turkey and ham sandwiches, side dishes and salads. These include Arby's Market Fresh(TM) sandwiches, salads and wraps. Some of the Arby's system-wiDE restaurants are multi-branded with the Company's T.J. Cinnamons(R) product line. The franchised restaurants arE principally located throughout the United States and, to a much lesser extent, Canada. The Company's owned restaurants are located in nine states, primarily Michigan, Texas, Pennsylvania and Florida. Information concerning the number of Arby's franchised and Company-owned restaurants is as follows:

                                                                       2002        2003        2004
                                                                       ----        ----        ----

   Franchised restaurants opened ....................................   116         121          93
   Franchised restaurants closed ....................................    64          71          79
   Franchised restaurants purchased in the acquisition of Sybra......   239          --          --
   Franchised restaurants open at end of year........................ 3,164       3,214       3,228
   Company-owned restaurants open at end of year ....................   239         236         233
   System-wide restaurants open at end of year....................... 3,403       3,450       3,461

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


USE OF ESTIMATES

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT ESTIMATES

      The Company's significant estimates which are susceptible to change in the near term relate to (1) provisions for the resolution of income tax contingencies subject to future examinations of the Company's state income tax returns by the state taxing authorities (see Note 8), (2) estimates of valuation allowances required, if any, for deferred income tax benefits, (3) provisions for the resolution of legal matters (see Note 16), and (4) estimates of impairment of the carrying values of the Company's goodwill and long-lived assets (see Notes 1 and 9). The Company's estimates of each of these items historically have been adequate. Due to uncertainties inherent in the estimation process, it is reasonably possible that the actual resolution of any of these items could vary significantly from the estimate and, accordingly, there can be no assurance that the estimates may not materially change in the near term.

CERTAIN RISK CONCENTRATIONS

      The Company has one significant major customer which is a franchisee that accounted for 27%, 9% and 10% of consolidated revenues and 27%, 30% and 29% of royalties and franchise and related fees in 2002, 2003 and 2004, respectively. The loss of this franchisee would have a material adverse impact on the Company's business. The Company's restaurant business could also be adversely affected by changing consumer preferences resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses. The Company believes that its vulnerability to risk concentrations related to significant vendors and sources of its raw materials for itself and its franchisees is not significant, although increases in the cost of beef adversely affected profit margins of the Company-owned restaurants in 2003 and 2004. The Company also believes that its vulnerability to risk concentrations related to geographical concentration is mitigated since the Company and its franchisees generally operate throughout the United States and have minimal foreign exposure.


(3)   BUSINESS ACQUISITION

      On December 27, 2002, TRH completed the acquisition of all of the voting equity interests of Sybra (the "Sybra Acquisition") from I.C.H. Corporation ("ICH") under a plan of reorganization confirmed by a United States Bankruptcy Court. In February 2002, ICH and Sybra had filed for protection under Chapter 11 of the United States Bankruptcy Code in order to restructure their financial obligations. Sybra owns and operates Arby's restaurants, 239 as of the date of the Sybra Acquisition, in nine states and, prior to the acquisition, was the second largest franchisee of Arby's restaurants. Sybra was acquired with the expectation of strengthening and increasing the value of the Company's Arby's brand. The aggregate purchase price paid for Sybra by TRH was $9,950,000 (initially estimated at $9,750,000 as of December 29, 2002), consisting of $8,219,000 of payments to ICH's creditors and $1,731,000 of fees and expenses.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


      The allocation of the purchase price of Sybra to the assets acquired and liabilities assumed at the date of acquisition was "pushed down" to the Company. Such allocation of the aggregate of amounts reflected as "Pushdown" and "Adjustment of pushdown" to the Company of TRH's acquisition basis in Sybra in the accompanying consolidated statements of stockholder's deficit in 2002 and 2003, respectively, is summarized in the following table (in thousands):

      Current assets, including cash of $9,425.................................$  18,014
      Properties...............................................................   59,050
      Goodwill.................................................................   67,424
      Other intangible assets..................................................    3,371
      Deferred income tax benefit..............................................   13,504
      Deferred costs and other assets..........................................      398
                                                                               ---------
         Total assets acquired.................................................  161,761
                                                                               ---------
      Current liabilities......................................................   30,631
      Long-term debt, including current portion................................  103,242
      Unfavorable lease liability..............................................   15,475
      Other liabilities and deferred income....................................    2,463
                                                                               ---------
         Total liabilities assumed.............................................  151,811
                                                                               ---------
             Net assets acquired by TRH and "pushed down" to the Company.......$   9,950
                                                                               =========

     The fair values of properties, other intangible assets and unfavorable lease liability were determined in accordance with an independent appraisal. Land has been valued using a market approach. Buildings, improvements and personal property have been valued using a depreciated replacement cost approach involving inspections, indexing and modeling. Favorable and unfavorable leases have been valued by measuring the difference between current relevant local market rents and contractual rents projected over the economic life of the individual leases then discounted back to a present value. The Sybra Acquisition resulted in $67,424,000 of goodwill (see Note 5), of which $56,705,000 is estimated to be deductible for income tax purposes. The amount of goodwill estimated to be deductible increased from the $17,723,000 estimated amount as of December 29, 2002 as a result of the election by Triarc and ICH during the year ended December 28, 2003 to treat the Sybra Acquisition as an asset purchase in lieu of a stock purchase under the provisions of Section 338(h) (10) of the United States Internal Revenue Code (the "Sybra 338(h) (10) Election"). Arby's restaurants typically have relatively low levels of receivables and inventories, as is the case with the Arby's restaurants owned by Sybra, and Sybra has financed substantially all of its land and buildings, including those buildings reported in leasehold improvements. As such, Sybra had net liabilities on its historical financial statements before the allocation of the purchase price to the assets acquired and liabilities assumed despite the substantial value of the restaurants. This excess of the purchase price over the net tangible assets acquired relates in part to the fair value of the franchise agreements; however, since the Company is the franchisor of the acquired restaurants, that value was included in goodwill in the Company's consolidated balance sheets under accounting guidance in existence at the date of the Sybra Acquisition. The only other significant identifiable intangible asset in accordance with the independent appraisal is $3,265,000 of favorable leases which are amortizable over the lives of the leases, including periods covered by renewal options, with a weighted average remaining useful life of 18 years as of the date of the Sybra Acquisition.

      A reconciliation of the change in goodwill from the preliminary estimated allocation of the purchase price of Sybra to the final allocation as reported in the accompanying consolidated balance sheet as of December 28, 2003 and as set forth in the preceding table, is summarized as follows (in thousands):

      Goodwill in estimated preliminary allocation of purchase price................. $    71,960
      Changes in goodwill:
         Decrease in properties for revision of preliminary estimated appraisal......       1,027
         Increase in deferred income tax benefit (a).................................      (5,177)
         Increase in current liabilities for adjustment to accrued income taxes (a)..       1,085
         Decrease in historical current liabilities for reversal of accrual for
           future scheduled rent increases...........................................      (1,494)
         Increase in the original estimated purchase price...........................         200
         Other net adjustments.......................................................        (177)
                                                                                      -----------
                                                                                           (4,536)
                                                                                      -----------
                Goodwill in final allocation of purchase price (b)................... $     67,424
                                                                                      ============

--------------------
(a) Adjustments to deferred and accrued income taxes relate principally to the Sybra 338(h) (10) Election discussed above.
(b)  Before an impairment charge recorded in 2003 of $22,000,000 (see Note 9).

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


      Sybra's results of operations and cash flows have been included in the accompanying consolidated income statements and statements of cash flows for the years ended January 2, 2005 and December 28, 2003 and for the two-day period subsequent to the December 27, 2002 date of the Sybra Acquisition for the year ended December 29, 2002. However, royalties and franchise and related fee revenues from Sybra, which are no longer included in the accompanying consolidated income statements and statements of cash flows subsequent to the Sybra Acquisition, were included in such statements prior to the date of the Sybra Acquisition. For the year ended December 29, 2002, Sybra's results of operations before income taxes were reported in "Interest and other income, net" (see Note 10) for convenience since Sybra's pretax income for the two-day period subsequent to the December 27, 2002 acquisition date was not material to the Company's consolidated income before income taxes. The pretax income of Sybra for that two-day period consisted of the following components (in thousands):

      Net sales and other income...................................$        933
      Costs and expenses...........................................         918
                                                                   ------------
            Income before income taxes.............................$         15
                                                                   ============


(4)   BALANCE SHEET DETAIL

CASH

      Cash and cash equivalents aggregating $9,495,000 and $10,222,000 as of December 28, 2003 and January 2, 2005, respectively, are pledged as collateral for the Company's insured securitization notes (see Note 6). Although such balances were pledged as collateral, the indenture pursuant to which the securitization notes were issued permits the usage of such balances during the following month.

RECEIVABLES

      The following is a summary of the components of receivables (in thousands):

                                                                                    YEAR-END
                                                                               -------------------
                                                                               2003           2004
                                                                               ----           ----
       Accounts:
         Trade ............................................................$  10,382       $ 12,183
         Vendor incentives receivable (Note 13)............................       81          1,166
         Other ............................................................      720            631
                                                                           ---------       --------
                                                                              11,183         13,980
                                                                           ---------       --------

       Less allowance for doubtful accounts:
         Trade accounts....................................................      507            137
         Other accounts....................................................      168            124
                                                                           ---------       --------
                                                                                 675            261
                                                                           ---------       --------
                                                                           $  10,508       $ 13,719
                                                                           =========       ========

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


      The following is an analysis of the allowance for doubtful accounts (in thousands):

                                                               2002            2003           2004
                                                               ----            ----           ----
       Balance at beginning of year .........................$  1,510       $  1,259        $   675
       Provision for (recovery of) doubtful accounts:
         Trade accounts (a)..................................     331           (115)          (363)
         Other accounts......................................     235            (12)            --
         Trade notes (b).....................................    (693)          (367)            --
                                                             --------       --------        -------
                                                                 (127)          (494)          (363)
                                                             --------       --------        -------
       Uncollectible accounts written off:
         Trade accounts......................................     (82)           (77)            (7)
         Other accounts......................................     (42)           (13)           (44)
                                                             --------       --------        -------
                                                                 (124)           (90)           (51)
                                                             --------       --------        -------
       Balance at end of year................................$  1,259       $    675        $   261
                                                             ========       ========        =======

------------------
(a) The recovery in 2003 and 2004 represents the release of allowances for doubtful accounts no longer required due to a continuing favorable collections history for formerly delinquent trade accounts.

(b) The reversal in 2002 and 2003 represents the realization of collections related to fully-reserved notes receivable from two franchisees.

      Certain trade receivables with an aggregate net book value of $8,837,000 as of January 2, 2005 are pledged as collateral for the Company's insured securitization notes (see Note 6).

INVENTORIES
      Inventories consist principally of food, beverage and paper inventories and are classified entirely as raw materials. Certain inventories aggregating $1,723,000 as of January 2, 2005 are pledged as collateral for certain debt (see
Note 6).

PROPERTIES

      The following is a summary of the components of properties (in thousands):

                                                                         YEAR-END
                                                                    ------------------
                                                                    2003          2004
                                                                    ----          ----
       Owned:
         Land...................................................$   1,526       $  1,526
         Buildings and improvements ............................    1,097          1,080
         Office, restaurant and transportation equipment .......   26,358         32,586
         Leasehold improvements.................................   38,300         41,978
       Leased assets capitalized................................    1,709          1,550
                                                                ---------       --------
                                                                   68,990         78,720
       Less accumulated depreciation and amortization...........   12,154         19,981
                                                                ---------       --------
                                                                $  56,836       $ 58,739
                                                                =========       ========

      Properties with a net book value of $49,046,000 as of January 2, 2005 are pledged as collateral for certain debt (see Note 6).

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


DEFERRED COSTS AND OTHER ASSETS

      The following is a summary of the components of deferred costs and other assets (in thousands):

                                                                         YEAR-END
                                                                    ------------------
                                                                    2003          2004
                                                                    ----          ----
       Deferred financing costs.................................$   13,122      $ 13,122
       Deferred costs - other...................................        --           626
       Other receivable - non-current...........................        --           388
       Deposits.................................................       432           341
                                                                ----------      --------
                                                                    13,554        14,477
       Less accumulated amortization ...........................     5,824         7,408
                                                                ----------      --------
                                                                $    7,730      $  7,069
                                                                ==========      ========

ACCOUNTS PAYABLE

      The following is a summary of the components of accounts payable (in thousands):

                                                                         YEAR-END
                                                                    ------------------
                                                                    2003          2004
                                                                    ----          ----
       Non-affiliates...........................................$    8,835      $  8,066
       Affiliate (Note 15)......................................     4,156         2,464
                                                                ----------      --------
                                                                $   12,991      $ 10,530
                                                                ==========      ========

ACCRUED EXPENSES

      The following is a summary of the components of accrued expenses (in thousands):

                                                                         YEAR-END
                                                                    ------------------
                                                                    2003          2004
                                                                    ----          ----
      Accrued compensation and related benefits ................$   11,508      $ 12,583
      Accrued taxes ............................................     2,777         3,350
      Accrued franchisee marketing payments (a).................     3,325         3,099
      Accrued expenses - affiliate (Note 15) ...................       105           338
      Other accrued expenses....................................     5,272         5,989
                                                                ----------      --------
                                                                $   22,987      $ 25,359
                                                                ==========      ========

(a) Principally represents amounts collected from franchisees for remittance to advertising cooperatives.

OTHER LIABILITIES AND DEFERRED INCOME

      The following is a summary of the components of other liabilities and deferred income (in thousands):

                                                                         YEAR-END
                                                                    ------------------
                                                                    2003          2004
                                                                    ----          ----
      Unfavorable lease liability (Note 12) ....................$   13,778      $ 12,396
      Deferred income...........................................     5,499         4,749
      Straight-line rent liability..............................       752         3,394
      Other ....................................................     2,864         2,759
                                                                ----------      --------
                                                                $   22,893      $ 23,298
                                                                ==========      ========

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


(5)   GOODWILL AND OTHER INTANGIBLE ASSETS

      The following is a summary of the components of goodwill (in thousands):

                                                                         YEAR-END
                                                                    ------------------
                                                                    2003          2004
                                                                    ----          ----
      Goodwill .................................................$  75,830      $    75,830
      Less accumulated amortization ............................   11,677           11,677
                                                                ---------      -----------
                                                                $  64,153      $    64,153
                                                                =========      ===========

      The Company no longer amortizes goodwill. A summary of the changes in the carrying amount of goodwill for 2003 and 2004 is as follows (in thousands):

                                                                    2003           2004
                                                                    ----           ----
      Balance at beginning of year...............................$  90,689       $ 64,153
      Adjustments to goodwill acquired in the Sybra Acquisition
         (Note 3) ...............................................   (4,536)            --
      Impairment (Note 9)........................................  (22,000)            --
                                                                 ---------       --------
      Balance at end of year.....................................$  64,153       $ 64,153
                                                                 =========       ========

      The following is a summary of the components of other intangible assets, all of which are subject to amortization (in thousands):

                                                        YEAR-END 2003                         YEAR-END 2004
                                                        ACCUMULATED                            ACCUMULATED
                                              --------------------------------        ------------------------------
                                              COST      AMORTIZATION       NET        COST    AMORTIZATION       NET
                                              ----      ------------       ---        ----    ------------       ---
      Trademarks...........................$  7,776       $  3,604     $   4,172    $  6,194    $   4,120    $  2,074
      Favorable leases.....................   3,265            186         3,079       3,218          348       2,870
      Computer software....................     806            116           690       1,906          480       1,426
      Distribution rights..................     110             45            65         110           54          56
                                           --------       --------     ---------    --------    ---------    --------
                                           $ 11,957       $  3,951     $   8,006    $ 11,428    $   5,002    $  6,426
                                           ========       ========     =========    ========    =========    ========

      Aggregate amortization expense:

          Actual for fiscal year:
           2003$.......................................................  857
           2004........................................................2,752 (a)

          Estimate for fiscal year:
           2005$.......................................................1,118
           2006........................................................1,003
           2007........................................................  758
           2008........................................................  503
           2009........................................................  503
----------------
(a) This amount includes $1,670,000 of impairment charges related to other intangible assets (see Note 9).

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


(6)   LONG-TERM DEBT

      Long-term debt consisted of the following (in thousands):

                                                                                             YEAR-END
                                                                                        -----------------
                                                                                        2003         2004
                                                                                        ----         ----
      Insured securitization notes bearing interest at 7.44% having expected repayments through 2011, net of unamortized original issue discount of
          $23 as of
          January 2, 2005 (a).......................................................$  234,112    $  211,860
      Leasehold notes bearing interest at a weighted average rate of 9.63% as of
          January 2, 2005 due through 2021 (b)......................................    69,901        64,640
      Equipment notes bearing interest at a weighted average rate of 9.71% as of
          January 2, 2005 due through 2009 (c)......................................     5,039        3,681
      Mortgage notes bearing interest at a weighted average rate of 9.82% as of
          January 2, 2005 due through 2018 (d)......................................     3,210         3,061
      Mortgage notes related to restaurants sold in 1997
          bearing interest at a weighted average rate of 10.37% as of
          January 2, 2005 due through 2016 (e) .....................................     2,888         2,768
      Capitalized lease obligations ................................................     1,835         1,036
      Other.........................................................................       412           387
                                                                                    ----------    ----------
              Total debt ...........................................................   317,397       287,433
              Less amounts payable within one year..................................    30,377        31,764
                                                                                    ----------    ----------
                                                                                    $  287,020    $  255,669
                                                                                    ==========    ==========

      Aggregate annual maturities of long-term debt were as follows as of January 2, 2005 (in thousands):

       FISCAL YEAR                                                     AMOUNT
       -----------                                                     ------
       2005..........................................................$    31,764
       2006..........................................................     33,388
       2007..........................................................     35,348
       2008..........................................................     37,348
       2009..........................................................     39,986
       Thereafter....................................................    109,622
                                                                     -----------
                                                                         287,456
       Less unamortized original issue discount .....................         23
                                                                     -----------
                                                                     $   287,433
                                                                     ===========
       --------------
       (a) The Company, through Arby's Trust, has outstanding $211,883,000 of insured non-recourse securitization notes (the "Securitization Notes") as of January 2, 2005 which are due no later than December 2020. However, based on current projections and assuming the adequacy of available funds, as defined under the indenture (the "Securitization Indenture") pursuant to which the Securitization Notes were issued, the Company currently estimates it will repay $23,969,000 in 2005 with increasing annual payments to $37,377,000 in 2011 in accordance with a targeted principal payment schedule. The table of annual maturities of long-term debt above reflects these targeted payments. The Securitization Notes are redeemable by Arby's Trust at an amount equal to the total of remaining principal, accrued interest and the excess, if any, of the discounted value of the remaining principal and interest payments over the outstanding principal amount of the Securitization Notes.

            Obligations under the Securitization Notes are insured by a financial guarantee company and are collateralized by assets of the Company with an aggregate net book value of $49,606,000 as of January 2, 2005 consisting of cash and cash equivalents of $10,222,000, a cash equivalent reserve account of $30,547,000 and royalties receivable of $8,837,000.

       (b) The leasehold notes (the "Leasehold Notes") were assumed in the Sybra Acquisition and are due in equal monthly installments, including interest, through 2021 of which $5,551,000 of principal is due in 2005. The Leasehold Notes bear interest at rates ranging from 6.23% to 10.93% and are secured by restaurant leasehold improvements, equipment and inventories with respective net book values of $29,467,000, $12,253,000 and $1,723,000.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


       (c) The equipment notes (the "Equipment Notes") were assumed in the Sybra Acquisition and are due in equal monthly installments, including interest, through 2009 of which $1,338,000 of principal is due in 2005. The Equipment Notes bear interest at rates ranging from 8.50% to 11.64% and are secured by restaurant equipment with a net book value of $5,221,000.

       (d) The mortgage notes (the "Mortgage Notes") were assumed in the Sybra Acquisition and are due in equal monthly installments, including interest, through 2018 of which $164,000 of principal is due in 2005. The Mortgage Notes bear interest at rates ranging from 8.77% to 10.11% and are secured by land and buildings of restaurants with net book values of $1,110,000 and $995,000, respectively.

       (e) The Company remains liable for $2,768,000 of mortgage notes payable as of January 2, 2005, of which it is a co-obligor for notes aggregating $409,000 as of January 2, 2005.

      The loan agreements for most of the Leasehold Notes, Mortgage Notes and Equipment Notes contain various prepayment provisions that provide for prepayment penalties of up to 5% of the principal amount prepaid or are based upon specified "yield maintenance" formulas.

      The various note agreements and indentures contain various covenants, the most restrictive of which (1) require periodic financial reporting, (2) require meeting certain debt service coverage ratio tests and (3) restrict, among other matters, (a) the incurrence of indebtedness by certain of the Company's subsidiaries, (b) certain asset dispositions and (c) the payment of distributions by Arby's Trust. The Company was in compliance with all of such covenants as of January 2, 2005.

      In accordance with the Securitization Indenture, as of January 2, 2005, Arby's Trust had no amounts available for the payment of distributions. However, on January 20, 2005, $1,268,000 relating to cash flows for the calendar month of December 2004 became available for the payment of such distributions by Arby's Trust, through its parent to Arby's which, in turn, would be available to Arby's to pay management service fees or Federal income tax-sharing payables to Triarc or, to the extent of any excess, make distributions to TRH.

      Sybra is required to maintain a fixed charge coverage charge ratio (the "FCCR") under the agreements for the Leasehold Notes and Mortgage Notes and Sybra was in compliance with the minimum FCCR as of January 2, 2005.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


(7)   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts and estimated fair values of the Company's financial instruments for which the disclosure of fair values is required were as follows (in thousands):

                                                                                    YEAR-END
                                                              -----------------------------------------------------
                                                                       2003                        2004
                                                              -----------------------    --------------------------
                                                              CARRYING         FAIR         CARRYING         FAIR
                                                               AMOUNT          VALUE         AMOUNT          VALUE
                                                               ------          -----         ------          -----
      Financial assets:
         Cash and cash equivalents (a).......................$   21,272    $   21,272    $   19,418          19,418
         Restricted cash equivalents (Note 6) (a)............    30,528        30,528        30,547          30,547

      Financial liabilities:
         Long-term debt, including current portion (Note 6):
             Securitization Notes (b)........................   234,112       259,270       211,860         228,522
             Leasehold Notes (b).............................    69,901        68,848        64,640          63,207
             Equipment Notes (b).............................     5,039         5,031         3,681           3,641
             Mortgage Notes (b)..............................     3,210         3,168         3,061           2,989
             Mortgage and equipment notes related to
               restaurants sold in 1997 (b)..................     2,888         3,315         2,768           3,161
             Capitalized lease obligations (b)...............     1,835         1,834         1,036           1,026
             Other (b).......................................       412           407           387             378
                                                             ----------    ----------    ----------          ------
                Total long-term debt.........................   317,397       341,873       287,433         302,924
                                                             ----------    ----------    ----------          ------

         Notes payable to an affiliate (Note 15) (c).........    13,836        13,836        27,636          27,636

      Guarantees of obligations of (Note 14):
         Subsidiaries of RTM Restaurant Group, Inc. ("RTM"):
           Lease obligations (d).............................       127           127            85              85
           Mortgage and equipment notes payable (d)..........        95           95             66              66

-------------------------
         (a) The carrying amounts approximated fair value due to the short-term maturities of the cash equivalents or restricted cash equivalents.

         (b) The fair values were determined by discounting the future scheduled payments using an interest rate assuming the same original issuance spread over a current Treasury bond yield for securities with similar durations.

         (c) The fair value approximated the carrying value as the notes bear interest at a rate that varies with the prime rate.

         (d) The fair values were assumed to reasonably approximate their carrying amounts since the carrying amounts represent the fair value as of the inception of the guarantee less subsequent amortization.

      The carrying amounts of accounts receivable, accounts payable and accrued expenses approximated fair value due to the related allowance for doubtful accounts receivable and the short-term maturities of accounts payable and accrued expenses and, accordingly, they are not required to be presented in the table above.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


(8)   INCOME TAXES

      As disclosed in Note 1, the Company is included in the consolidated Federal and certain state income tax returns of Triarc, but provides for Federal and state income taxes on the same basis as if the Company and it subsidiaries each filed separate returns. Accordingly, commencing December 27, 2002, the Company has recorded a deferred tax benefit on Sybra's losses before income taxes, which effectively represents a net operating loss carryforward benefit that the Company will not realize until Sybra generates taxable income in future periods. To the extent that Triarc utilized a portion of Sybra's net operating loss carryforward benefit in its consolidated Federal income tax return for 2003, such amount, totaling $2,944,000, has been reflected as "Due from an affiliate" in the accompanying consolidated balance sheet as of January 2, 2005, and has been reflected as a current component of the provision for income taxes for 2004 in the table below. Amounts currently payable for Federal and certain state income taxes as of December 28, 2003 and January 2, 2005 were paid in cash by Arby's to Triarc during 2003 and 2004, respectively.

      Income before income taxes consisted of the following components (in thousands):

                                                                   2002         2003         2004
                                                                   ----         ----         ----
      Domestic .................................................$ 34,270     $ 11,743     $  28,334
      Foreign ..................................................     (28)         (50)          (16)
                                                                --------     --------     ---------
                                                                $ 34,242     $ 11,693     $  28,318
                                                                ========     ========     =========

      The provision for (benefit from) income taxes consisted of the following components (in thousands):

                                                                   2002         2003          2004
                                                                   ----         ----          ----
      Current:
         Federal................................................$ 11,052     $ 11,434     $  10,855
         State..................................................   2,079        1,887         2,864
         Foreign................................................     256          276           260
                                                                --------     --------     ---------
                                                                  13,387       13,597        13,979
                                                                --------     --------     ---------
      Deferred:
         Federal................................................      14       (6,222)       (1,844)
         State..................................................       4         (232)         (797)
                                                                --------     --------     ---------
                                                                      18       (6,454)       (2,641)
                                                                --------     --------     ---------
         Total .................................................$ 13,405     $  7,143     $  11,338
                                                                ========     ========     =========

      The current and non-current deferred income tax benefits resulted from the following components (in thousands):

                                                                                 YEAR-END
                                                                            -------------------
                                                                            2003           2004
                                                                            ----           ----
      Current deferred income tax benefit:
         Accrued compensation and related benefits......................$    2,157      $  2,704
         Severance, relocation and closed store reserves ...............       353           131
         Allowance for doubtful accounts ...............................       263           102
         Other, net ....................................................     1,514           761
                                                                        ----------      --------
                                                                             4,287         3,698
                                                                        ----------      --------
      Non-current deferred income tax benefit:
         Net operating loss carryforwards of Sybra......................     4,797         9,954
         Unfavorable leases.............................................     5,321         4,787
         Goodwill impairment............................................     5,254         4,032
         Other basis differences .......................................     3,858         3,632
         Deferred franchise commitment fees.............................     1,904         1,795
         Other, net ....................................................     2,643         2,833
                                                                        ----------      --------
                                                                            23,777        27,033
                                                                        ----------      --------
                                                                        $   28,064      $ 30,731
                                                                        ==========      ========

      The increase in the total deferred income tax benefit from $28,064,000 at December 28, 2003 to $30,731,000 at January 2, 2005, or an increase of $2,667,000, differs from the benefit for deferred income taxes of $2,641,000 for 2004 due to the $26,000 deferred income tax benefit associated with the unrecognized pension loss (see Note 11) which was charged directly to the "Unrecognized pension loss" component of "Accumulated other comprehensive deficit" in the accompanying consolidated statements of stockholder's deficit.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


      As of January 2, 2005, the Company had net operating loss carryforwards of Sybra for Federal income tax purposes of approximately $24,700,000, of which approximately $4,900,000 and $19,800,000 expire in 2023 and 2024, respectively.

      A reconciliation of the difference between the reported provision for income taxes and the provision that would result from applying the 35% Federal statutory rate to the income before income taxes is as follows (in thousands):

                                                                         2002         2003        2004
                                                                         ----         ----        ----
      Income tax provision computed at Federal statutory rate ........$ 11,985     $  4,093     $   9,911
      Increase in Federal income taxes resulting from:
         State income taxes, net of Federal income tax benefit .......   1,354        1,076         1,344
         Impairment of non-deductible goodwill........................      --        1,891            --
         Other, net...................................................      66           83            83
                                                                      --------     --------     ---------
                                                                      $ 13,405     $  7,143     $  11,338
                                                                      ========     ========     =========

      During 2004, the Internal Revenue Service (the "IRS") finalized its examination of the consolidated Federal income tax returns of Triarc and its subsidiaries, including certain of the Company's subsidiaries, for the years ended December 31, 2000 and December 30, 2001 without assessing any additional income tax liability. Triarc's Federal income tax returns subsequent to December 30, 2001 are not currently under examination by the IRS although certain state income tax returns are currently under examination. However, management of the Company believes that adequate aggregate provisions have been made in prior periods for any liabilities, including interest, which may result from any such examination(s). Such contingency reserves are included in "Other liabilities and deferred income" in the accompanying consolidated balance sheets.


(9)   IMPAIRMENT

LONG-LIVED ASSETS

      The Company had determined that for the year ended December 29, 2002 all of its long-lived assets that required testing for impairment were recoverable and did not require the recognition of any associated impairment loss. However, for the years ended December 28, 2003 and January 2, 2005, the Company recorded impairment losses of $364,000 and $3,382,000, respectively. The impairment loss in 2003 related entirely to restaurant equipment and leasehold improvements of certain of its Company-owned restaurants acquired in the Sybra Acquisition and reported in "Properties" in the accompanying consolidated balance sheets. The impairment loss in 2004 included $1,800,000 related to Company-owned restaurants acquired in the Sybra Acquisition and $1,582,000 related to the Company's T.J. Cinnamons trademark. The 2004 impairment loss related to Company-owned restaurants included $1,712,000 related to equipment, leasehold improvements and leased assets capitalized, $65,000 related to computer software and $23,000 related to favorable leases. The restaurant impairment losses in 2003 and 2004 predominantly reflect (1) impairment charges resulting from the deterioration in operating performance of certain restaurants and (2) in 2004, additional charges for restaurants impaired in 2003 which did not recover in 2004, principally for the investment in their back office and point-of-sale systems installed in each of the Company-owned restaurants in 2004. The trademark impairment loss in 2004 resulted from the Company's assessment during the fourth quarter of the T.J. Cinnamons brand, which offers, through franchised and Company-owned restaurants, a product line of gourmet cinnamon rolls, coffee rolls, coffees and other related products. This assessment resulted in (1) the Company's decision to not actively pursue new T.J. Cinnamons franchisees until additional new product offerings within its existing product line are tested and become available and
(2) the corresponding reduction in anticipated T.J. Cinnamons unit growth. These impairment losses represented the excess of the carrying value over the fair value of the affected assets and are included in "Depreciation and amortization, excluding amortization of deferred financing costs" in the accompanying consolidated income statements for the years ended December 28, 2003 and January 2, 2005. The fair value of the impaired assets was estimated to be the present value of the anticipated cash flows associated with each affected Company-owned restaurant and the T.J. Cinnamons trademark.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


GOODWILL

      The Company determined that for the years ended December 29, 2002 and January 2, 2005 its goodwill was recoverable and did not require the recognition of an impairment loss. However, for the year ended December 28, 2003, the Company recorded an impairment loss of $22,000,000 with respect to goodwill relating to Sybra, an identified reporting unit one level below the restaurant business operating segment, on a stand-alone basis. The impairment loss represented the excess of the carrying value of the goodwill of this reporting unit over the implied fair value of such goodwill. The implied fair value of the goodwill was determined by allocating the fair value of Sybra to all of the Sybra assets and liabilities based on their estimated fair values with the excess fair value representing goodwill. The fair value of Sybra was estimated to be the present value of the anticipated cash flows associated with the Company-owned restaurant reporting unit. The impairment loss resulted from the overall effect of stiff competition from new product choices in the marketplace and significant cost increases in roast beef, the largest component for Sybra's menu offerings. Consequently, the cash flows during 2003 and anticipated cash flows of the Company-owned restaurant reporting unit were adversely impacted in 2003. In light of the increased competitive pressures and recognizing the unfavorable trend in roast beef costs versus historical averages during 2003, the Company determined that in evaluating the Company-owned restaurants as a separate reporting unit, the expected cash flows were not sufficient to fully support the carrying value of the goodwill associated with the Sybra Acquisition.

      Although the Company reports its Company-owned restaurants and its franchising of restaurants as one business segment and acquired Sybra with the expectation of strengthening and increasing the value of its Arby's brand, its Company-owned restaurants are considered to be a separate reporting unit for purposes of measuring goodwill impairment under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Accordingly, goodwill is tested for impairment at the Sybra level based on its separate cash flows independent of the Company's strategic reasons for owning restaurants.


(10)  INTEREST AND OTHER INCOME, NET

      Interest and other income, net consisted of the following income (expense) components (in thousands):

                                                                   2002          2003       2004
                                                                   ----          ----       ----
      Interest income ..........................................$     596    $     439   $    243
      Sublease rental income (Note 12)..........................      278          233        164
      Sublease rental expense...................................     (180)        (155)      (116)
      Amortization of fair value of debt guarantees ............      156          109         70
      Loss on disposition of fixed assets.......................      (10)        (349)      (393)
      Sybra's two-day results of operations (Note 3)............       15           --         --
      Other income .............................................      167          208        346
      Other expenses ...........................................      (36)         (49)       (33)
                                                                ---------    ---------   --------
                                                                $     986    $     436   $    281
                                                                =========    =========   ========

(11)  RETIREMENT AND OTHER BENEFIT PLANS `

      The Company and Triarc maintain two 401(k) defined contribution plans (the "401(k) Plans") covering all of the Company's employees who meet certain minimum requirements and elect to participate, including employees of Sybra subsequent to December 27, 2002. Under the provisions of the 401(k) Plans, employees may contribute various percentages of their compensation ranging up to a maximum of 20% for one of the 401(k) Plans and 100% for the other plan, subject to certain limitations. One of the 401(k) Plans provides for Company matching contributions at 50% of employee contributions up to the first 6% thereof and the participating employers make such contributions. The other plan permits unspecified matching contributions; however, no such contributions have been made. In addition, the 401(k) Plans permit discretionary annual Company profit-sharing contributions to be determined by the employer regardless of whether the employee otherwise elects to participate in the 401(k) Plans. In connection with the matching and profit sharing contributions, the Company provided $759,000, $833,000 and $773,000 as compensation expense in 2002, 2003 and 2004, respectively.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


      The Company's employees who were eligible to participate through December 31, 1988 are covered under a defined benefit pension plan sponsored by RCAC, LLC, an indirect wholly-owned subsidiary of Triarc, which covers employees of the Company and certain other affiliates, the benefits under which were frozen in 1992. The measurement date used in determining amounts related to this defined benefit plan is December 31 based on an actuarial report with a one-year lag. The net periodic pension cost for 2002, 2003 and 2004 was $71,000, $71,000 and $39,000, respectively. The accrued pension cost included in "Other liabilities and deferred income" as of December 28, 2003 and January 2, 2005 was $124,000 and $113,000, respectively. As of December 28, 2003 and January 2, 2005, the actuarial present value of accumulated benefits exceeded plan assets and accrued pension liabilities resulting in a minimum pension liability of $393,000 and $461,000, respectively. The Company has no unrecognized prior service cost related to this plan. The unrecognized pension losses in 2002 and 2004, and the recovery in 2003, less related deferred income taxes, have been reported as "Unrecognized pension loss " and "Recovery of unrecognized pension loss," respectively, as components of comprehensive income reported in the accompanying consolidated statements of stockholder's deficit consisting of the following (in thousands):

                                                              2002       2003       2004
                                                              ----       ----       ----
      Unrecognized pension (loss) recovery.................$  (290)    $   87     $  (68)
      Deferred income tax benefit (provision)..............    113        (34)        26
                                                           -------     ------     ------
                                                           $  (177)    $   53     $  (42)
                                                           =======     ======     ======

      The Company will not be required, and accordingly, does not expect to make any contributions to this defined benefit plan in 2005.

      Triarc has granted stock options to certain key employees of the Company under several equity plans of Triarc. All stock options granted are currently exercisable into either (1) a package consisting of one share of Triarc's Class A Common Stock and two shares of Triarc's Class B Common Stock (collectively, the "Triarc Common Stock") or (2) one share of Triarc's Class B Common Stock. All stock options granted were issued at exercise prices equal to the fair market values of the Triarc Common Stock at the date of grant, resulting in no compensation cost being recognized by the Company upon the grants under the intrinsic value method of measuring employee stock-based compensation utilized by Triarc. All currently outstanding stock options under the Triarc equity plans have maximum terms of ten years and vest ratably over periods of two or three years. During 2003 and 2004, there were certain modifications to the vesting or exercise periods of stock options relating to certain terminated employees of the Company. Such modifications resulted in aggregate compensation of $173,000 and $86,000 during 2003 and 2004, respectively, which was credited to "Additional paid-in capital" with an equal offsetting charge to "General and administrative, excluding depreciation and amortization" expenses. Such compensation expense was charged to the Company rather than Triarc, since the terminated employees who had been granted the stock options which were modified provided service to the Company and not to Triarc.


(12)  LEASE COMMITMENTS

      The Company leases real property and restaurant and office equipment. Some leases related to restaurant operations provide for contingent rentals based on sales volume. Certain leases also provide for payments of other costs such as real estate taxes, insurance and common area maintenance which are not included in rental expense or the future minimum rental payments set forth below.

      Rental expense under operating leases, which increased significantly commencing in 2003 due to the Sybra Acquisition, consisted of the following components (in thousands):

                                                              2002        2003       2004
                                                              ----        ----       ----
      Minimum rentals .....................................$   716   $  14,612  $  15,137
      Contingent rentals...................................      6         739        745
                                                           -------   ---------  ---------
                                                               722      15,351     15,882
      Less sublease income (Note 11).......................    278         233        164
                                                           -------   ---------  ---------
                                                           $   444   $  15,118  $  15,718
                                                           =======   =========  =========

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


      The Company's (1) future minimum rental payments and (2) sublease rental receipts, for noncancelable leases having an initial lease term in excess of one year as of January 2, 2005, are as follows (in thousands):

                                                                                            SUBLEASE
                                                                  RENTAL PAYMENTS       RENTAL RECEIPTS
                                                             ------------------------   ---------------
                                                             CAPITALIZED   OPERATING       OPERATING
      FISCAL YEAR                                              LEASES        LEASES         LEASES
      -----------                                              ------        ------         ------
      2005....................................................$     678     $  14,495      $    151
      2006....................................................      317        13,540           151
      2007....................................................       69        12,854            67
      2008....................................................       69        12,099            16
      2009....................................................       58        11,439            --
      Thereafter..............................................       --        87,642            --
                                                              ---------     ---------      --------
         Total minimum payments ..............................    1,191     $ 152,069      $    385
                                                                            =========      ========
      Less interest...........................................      155
                                                              ---------
      Present value of minimum capitalized lease payments.....$   1,036
                                                              =========

      As of January 2, 2005, the Company had $2,870,000 related to "Favorable leases," net of accumulated amortization, included in "Other intangible assets" (see Note 5) and $12,396,000 related to "Unfavorable lease liability" included in "Other liabilities and deferred income" (see Note 4) resulting in $9,526,000 of net unfavorable leases. The future minimum rental payments set forth above have been reduced by (1) the $9,526,000 of net unfavorable leases, (2) the lease obligations assumed by RTM in connection with the May 1997 sale of restaurants (see Note 14), (3) the lease obligations for closed restaurants for which the fair value of those obligations, reduced by estimated related sublease rental receipts, has already been recognized by the Company and (4) adjusted to reflect straight-line rent for those leases containing rent escalations.

      The present value of minimum capitalized lease payments is included either with "Long-term debt" or "Current portion of long-term debt," as applicable, in the accompanying consolidated balance sheet as of January 2, 2005 (see Note 6).


(13)  SUPPLY AGREEMENT

      Effective January 2, 2001, Sybra entered into a 10-year beverage supply agreement with Coca-Cola North America Fountain ("Coca-Cola"), a division of The Coca-Cola Company. The supply agreement allows either party to terminate the agreement without cause after giving 12 months' prior written notice. The agreement provides that, with certain limited exceptions, Coca-Cola will be the exclusive supplier of fountain beverages to the Company's restaurants. In connection with this agreement, Sybra received a prepayment in 2001 that represented vendor incentives expected to be earned over an initial 3 year period. The Company recognized $2,025,000 and $2,243,000 of vendor incentives as a reduction of "Cost of sales, excluding depreciation and amortization" in 2003 and 2004, respectively, and had remaining deferred income relating to this prepayment included in "Other liabilities and deferred income" in the consolidated balance sheet of $438,000 as of December 28, 2003 (none as of January 2, 2005). As of January 2, 2005, the Company had a rebate receivable related to this agreement of $1,081,000 included in "Receivables" in the accompanying consolidated balance sheet.


(14)  GUARANTEES

      In connection with the 1997 sale of all 355 of the then Company-owned restaurants to RTM (the "Restaurant Sale"), substantially all lease obligations associated with the sold restaurants were assumed by RTM, although the Company remains contingently liable if the future lease payments, which extend through 2031 including all then existing extension or renewal option periods, are not made by RTM (the "Lease Guarantee"). Such lease obligations could aggregate a maximum of approximately $59,000,000 and $52,000,000 as of December 28, 2003 and January 2, 2005, respectively, assuming RTM has made all scheduled payments thereof through those dates.

      Triarc has guaranteed obligations under mortgage and equipment notes payable through 2015 (the "Mortgage and Equipment Notes Guarantee") which were assumed by subsidiaries of RTM in connection with the Restaurant Sale, of which approximately $40,000,000 and $38,000,000 were outstanding as of December 28, 2003 and January 2, 2005, respectively.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


      The carrying amounts of the Mortgage and Equipment Notes Guarantee and the Lease Guarantee aggregated $222,000 and $151,000 as of December 28, 2003 and January 2, 2005, respectively (see Note 7). Such carrying amounts are included in "Other liabilities and deferred income" in the accompanying consolidated balance sheets.


(15)  TRANSACTIONS WITH RELATED PARTIES

      The following is a summary of transactions between the Company and its related parties (in thousands):

                                                                          2002        2003         2004
                                                                          ----        ----         ----
         Raw materials and supplies purchases from Triarc (a) .......$      --   $  35,278    $  62,397
         Borrowings from Triarc (b) .................................       --      13,836       13,800
         Cash capital contributions received (c) ....................   17,463       6,500       15,450
         Cash dividends paid (d) ....................................    1,110       8,463        9,498
         Non-cash dividend (d) ......................................       12          --           --
         Costs allocated to Arby's by Triarc under a
              management services agreement (e) .....................    4,097       4,194        4,274

---------------------
    (a) Commencing May 2003, Sybra purchases certain food, paper goods, cleaning items and other raw materials and supplies from Triarc at Triarc's purchase cost from unaffiliated third-party distributors. Such purchases from Triarc are reported in "Cost of sales, excluding depreciation and amortization" in the accompanying consolidated income statements. Management of the Company believes that the purchase costs paid to Triarc approximated the amounts that would have been incurred by Sybra on a stand-alone basis. At December 28, 2003 and January 2, 2005, the Company owed Triarc $4,156,000 and $2,464,000, respectively, relating to such purchases, which are included in "Accounts payable" in the accompanying consolidated balance sheets (see Note 4).

    (b) During 2003, Sybra borrowed from Triarc (1) $700,000 under a $15,000,000 standby financing facility to fund operating shortfalls of Sybra, payable on December 26, 2006, and (2) $13,136,000 under other promissory notes due in December 2006 to prepay certain long-term debt of Sybra and pay income taxes related to the Sybra 338 (h) (10) Election. During 2004, Sybra borrowed from Triarc (1) an additional $5,000,000 under the standby financing facility payable on December 26, 2006 and (2) $8,800,000 under another $15,000,000 standby financing facility, payable on May 28, 2007, to fund capital and software expenditures and operating shortfalls. Total borrowings from Triarc of $13,836,000 and $27,636,000 as of December 28, 2003 and January 2,
         2005, respectively, are reflected as "Notes payable to an affiliate" in the accompanying consolidated balance sheets. The borrowings from Triarc bear interest at the prime rate plus 1%. As of January 2, 2005, the interest rate on the borrowings from Triarc was 6.25%. Sybra recorded $375,000 and $1,079,000 of interest expense on all these notes during 2003 and 2004, respectively. There was $105,000 and $338,000 of unpaid interest on these notes at December 28, 2003 and January 2, 2005, respectively, included in "Accrued expenses" in the accompanying consolidated balance sheets. As of January 2, 2005, Sybra had $11,200,000 borrowing availability under the two standby facilities with Triarc.

    (c) During 2002, Arby's received cash capital contributions from Triarc Acquisition aggregating $3,000,000. During 2002, Sybra received cash capital contributions from TRH aggregating $14,463,000, of which $6,343,000 was used to repay $5,525,000 of principal and pay $818,000 of related accrued interest on secured debt of Sybra. During 2003, Arby's and Sybra received cash capital contributions from TRH of $1,500,000 and $5,000,000, respectively. During 2004, Arby's and Sybra received cash capital contributions from TRH (through ARG subsequent to May 21, 2004) of $5,700,000 and $9,750,000, respectively.

    (d) During 2002, Arby's paid periodic cash dividends to Triarc Acquisition. During 2003 and 2004, Arby's paid periodic cash dividends to TRH (through ARG subsequent to May 21, 2004). In addition, during 2002 the Company recorded a $12,000 non-cash dividend to TRH representing the extinguishment of certain amounts receivable. All amounts were charged to "Additional paid-in capital" in the accompanying statements of stockholder's deficit.

                 ARBY'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JANUARY 2, 2005


    (e) Arby's receives from Triarc certain management services, including legal, accounting, tax, insurance, financial and other management services, under a management services agreement entered into with Triarc prior to 2002. The management services agreement originally provided for an initial annual fixed fee of $3,800,000 plus annual cost of living adjustments. As of January 3, 2005 the annual fixed fee increased to $4,412,000. Such fees are included in "General and administrative, excluding depreciation and amortization" in the accompanying consolidated income statements.

      In addition, Triarc's president and chief operating officer has an equity interest in a franchisee that owns an Arby's restaurant. That franchisee is a party to a standard Arby's franchise license agreement and pays to Arby's fees and royalty payments that unaffiliated third-party franchisees pay. Under an arrangement that pre-dated the Sybra Acquisition, Sybra manages the restaurant for the franchisee and did not receive any compensation for its services during 2002, 2003 or 2004.

      The Company also has related party transactions disclosed in previous notes consisting of (1) the "pushdown" of the Sybra Acquisition to the Company from TRH (see Note 3), (2) the Company's inclusion in the Federal and certain state income tax returns of Triarc and the related payment of Federal and certain state income taxes to Triarc (see Note 8) and (3) the Company's participation in the retirement and other benefit plans maintained by Triarc and RCAC, LLC (see Note 11).


(16)  LEGAL MATTERS

      The Company is involved in litigation and claims incidental to its business. The Company has reserves for all of its legal matters aggregating $764,000 as of January 2, 2005. Although the outcome of such matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to the Company, based on currently available information, including legal defenses available to the Company, and given the aforementioned reserves, the Company does not believe that the outcome of such legal matters will have a material adverse effect on its consolidated financial position or results of operations.


(17)  SUBSEQUENT EVENT

      On May 31, 2005 Triarc announced that it entered into a definitive agreement pursuant to which it will acquire RTM, Arby's largest franchisee, which currently operates 775 Arby's restaurants in the United States and which Triarc plans on combining with the Company. In connection with the acquisition, it is expected that substantially all of the Company's long-term debt will be refinanced under a new credit facility of the Company. In addition, the Company expects to incur prepayment penalties, corporate restructuring and relocation costs following the acquisition. The acquisition and related debt financings are expected to be completed during the third quarter of 2005 subject to the satisfaction of customary closing conditions, obtaining necessary third-party consents, the RTM sellers receiving their expected tax treatment for the acquisition and the receipt of funding contemplated under financing commitments obtained by the Company. There can be no assurance that such acquisition will be consummated.



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